UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2018

Commission	Name of Registrant, State of Incorporation,	IRS Employer
File Number	Address of Principal Executive Offices and Telephone Number	Identification Number
1-9894	ALLIANT ENERGY CORPORATION	39-1380265
(a Wisconsin corporation)
4902 N. Biltmore Lane
Madison, Wisconsin 53718
Telephone (608)458-3311

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On April 26, 2018, Alliant Energy Finance, LLC (“AEF”), a wholly-owned subsidiary of Alliant Energy Corporation (“Alliant Energy”), entered into a two-year term loan credit agreement (the “Credit Agreement”) with U.S. Bank National Association, as Administrative Agent, and the several lenders party thereto. The maximum principal amount available under the Credit Agreement is $300 million, with a maturity in April 2020. Alliant Energy guaranteed payment and performance of AEF’s obligations under the Credit Agreement. Advances under the Credit Agreement will be used for general corporate purposes.
The Credit Agreement contains various covenants, including a requirement that Alliant Energy maintains a debt-to-capital ratio of not greater than 65% on a consolidated basis. The debt component of the debt-to-capital ratio includes, among others, long- and short-term debt (excluding non-recourse debt and hybrid securities to the extent the total carrying value of such hybrid securities does not exceed 15% of consolidated capital of Alliant Energy), capital lease obligations, certain letters of credit, guarantees of the foregoing and synthetic leases. Unfunded vested benefits under qualified pension plans and sales of accounts receivable are not included in the debt component of the debt-to-capital ratio. The equity component of the debt-to-capital ratio excludes accumulated other comprehensive income (loss).
The Credit Agreement contains a covenant that prohibits placing liens on any of the property of AEF, Alliant Energy or its subsidiaries with certain exceptions. Exceptions include among others, liens to secure obligations of up to 10% of the consolidated assets of Alliant Energy (valued at carrying value), liens imposed by government entities, materialmen’s and similar liens, judgment liens, liens to secure additional non-recourse debt not to exceed $100 million outstanding at any one time at each of Interstate Power and Light Company and Wisconsin Power and Light Company, and $100 million at Alliant Energy’s non-utility subsidiaries, and purchase money liens. The Credit Agreement also contains a covenant that requires, during its term, any proceeds from asset sales, with certain exclusions, in excess of 25% of Alliant Energy’s consolidated assets be used to reduce certain debt commitments. Exclusions include, among others, certain sale and lease-back transactions, sales of non-regulated assets, intercompany asset sales and sales of certain contracts and accounts receivables.
The Credit Agreement contains customary events of default, including a cross-default provision which would be triggered if Alliant Energy or any of its domestic subsidiaries defaults on debt (other than nonrecourse debt) totaling $100 million or more. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement immediately due and payable. In addition, if any order for relief is entered under bankruptcy laws with respect to AEF or Alliant Energy, then any outstanding obligations under the Credit Agreement would be immediately due and payable.
The description of the Credit Agreement set forth above is not complete and is qualified in its entirety by reference to the Credit Agreement filed herewith as Exhibit 10.1, which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off‑Balance Sheet Arrangement of a Registrant.
The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8‑K is incorporated by reference into this Item 2.03 of this Current Report on Form 8‑K.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

Exhibit Number	Description
(10.1)	Term Loan Credit Agreement, dated as of April 26, 2018, among Alliant Energy Finance, LLC, Alliant Energy Corporation, U.S. Bank National Association and the lender parties set forth therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Alliant Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT ENERGY CORPORATION
Date: April 27, 2018	By:/s/ Robert J. Durian
Robert J. Durian
Senior Vice President, Chief Financial Officer and Treasurer